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                                                                     EXHIBIT 4.3


                                  ENRON CORP.
                               1994 DEFERRAL PLAN
                        (RESTATED AS OF AUGUST 11, 1997)


         Enron Corp. (the "Company") and other employing companies (any entity which has adopted this plan) hereby establishes a non-qualified deferred compensation program for certain of its employees as described herein. The following shall constitute the terms of the Enron Corp. 1994 Deferral Plan (the "Plan"), effective January 1, 1994 (the "Effective Date").

I.       PURPOSE

         To allow key employees and outside directors of Enron Corp. to reduce current compensation and thereby reduce their current taxable income, earn an attractive, tax-free rate of growth on monies deferred, and accumulate funds on a tax-favored basis which can be used for retirement planning or other future financial objectives.

II.      ADMINISTRATION

         2.1 Committee; Duties. This Plan shall be administered by a Committee which shall consist of not more than three (3) persons appointed by the Chief Executive Officer of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

                 a. To make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Company;

                 b. To construe and interpret all terms, provisions, conditions and limitations of the Plan;

                 c. To correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

                 d. To employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

                 e.  To determine all questions relating to eligibility;

                 f. To determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

                 g. To prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of the Employee Retirement Security Act of 1974, as amended;

                 h. And to make a determination as to the right of any person to receive a benefit under the Plan.
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         2.2     Agent.  In the administration of this Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Company.

         2.3 Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan and shall not be subject to appeal except as provided in Section XIII.

         2.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

III.     ELIGIBILITY

         3.1 Participation. Key management and highly compensated employees of the Company as determined by the Committee as well as outside directors of Enron Corp. and participating subsidiaries are eligible to be designated a participant ("Participant") under the Plan.

         3.2 Minimum and Maximum Deferral. Each Participant may elect in writing to defer up to 25% of his regular salary and/or up to 100% of his long-term incentive payment and annual bonus payable in cash, subject to such limits as the Company may establish from year to year and to the following Plan provisions. Outside director Participants may defer up to 100% of fees annually. The categories of compensation that may be deferred are compensation received as base salary, payments made under the Enron Corp. Annual Incentive Plan, payments made under the Enron Corp. Performance Unit Plan, or payments made under any other eligible long-term incentive plan as designated by the Committee. The minimum deferral for each category of compensation deferred must be at least $2,000 for any deferral year.

         3.3 Irrevocable Election. Elections to defer compensation shall be irrevocable and shall be made prior to the first day of the calendar year during which the compensation to be deferred shall be earned and payable, except that, employees becoming newly eligible may elect within thirty (30) days after eligibility for the Plan to defer compensation to be earned for services performed in the balance of the year remaining after the date the deferral election is made. Such newly eligible employees shall be deemed, for all other Plan purposes, to have made the deferral election on the immediately preceding December 31.

         3.4 Suspension of Deferral Commitment. The Committee may, in its sole discretion upon the Participant's written request, suspend the deferral of his salary that would otherwise occur under the deferral election, if it finds that the Participant has suffered a financial hardship. The suspension will take effect only with respect to deferrals which have not already been credited to his deferred compensation account. The Participant's written request for suspension of salary deferrals must be filed with the Committee on or before the 15th day preceding the regular payday on which he desires the suspension to take effect.

         3.5 Stock Option Deferral. Participants, designated by the Committee, may make an advance written election to defer receipt of shares of Enron Corp. common stock from the exercise of a stock option granted under a stock plan sponsored by Enron Corp., when such exercise is made by means of a stock swap using shares owned by the Participant. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to a Stock Option Deferral Account in a Participant's name who makes such an election. A deferral credited to a Participant's Stock Option Deferral Account shall be in an amount equal to the number of shares deferred multiplied by the per share exercise price of the exercised stock option, and shall be treated as if the amount of the deferral had purchased shares of Enron Corp. common stock at such per share exercise price. Such deferrals will be credited with cumulative appreciation and/or depreciation based on the price of Enron Corp. common stock. Dividend equivalents will be credited quarterly to the Participant's Stock
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Option Deferral Account and treated as if reinvested in Enron Corp. common stock. Payments from a Participant's Stock Option Deferral Account will be made subject to applicable provisions of the Plan and the Participant's deferral election, on a form acceptable to the Committee. The Committee shall cause such payments to be made in shares of Enron Corp. common stock.

         3.6 Restricted Stock Deferral. Participants, designated by the Committee, may make an advance written election to defer receipt of shares of Enron Corp. common stock to be released according to a grant to them of Restricted Shares under a stock plan sponsored by Enron Corp. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to a Restricted Stock Deferral Account in a Participant's name who makes such an election. A deferral credited to a Participant's Stock Option Deferral Account shall be in an amount equal to the number of shares deferred multiplied by the closing price of a share of Enron Corp. common stock as reported in the "NYSE - Composite Transactions" section of the Midwest Edition of the Wall Street Journal on the date the shares deferred otherwise would have been released to the Participant or, of no prices are so reported on such day, on the last preceding day on which such closing price was actually reported, and shall be treated as if the amount of the deferral had purchased shares of Enron Corp. common stock at such closing price. Such deferrals will be credited with cumulative appreciation and/or depreciation based on the price of Enron Corp. common stock. Dividend equivalents will be credited quarterly to the Participant's Restricted Stock Deferral Account and treated as if reinvested in Enron Corp. common stock. Payments from a Participant's Restricted Stock Deferral Account will be made subject to applicable provisions of the Plan and the Participant's deferral election, on a form acceptable to the Committee. The Committee shall cause such payments to be made in shares of Enron Corp. common stock.

IV.      INVESTMENT CHOICES

         Participants may choose to have their deferrals of compensation treated as having been invested in two types of investment accounts. These are not mutually exclusive choices. A percentage of the deferred compensation may be allocated to either account or the entire deferral may be allocated to only one account. However, the allocation is irrevocable and funds cannot be transferred between the two accounts. The two accounts are:

         4.1 Phantom Stock Account ("PSA"). Deferrals will be treated as if they had purchased shares of Enron Corp. common stock at the closing stock price on the date of deferral.

         4.2 Flexible Deferral Account ("FDA"). Except in the first two years after the Effective Date of the Plan, when the rate of return will be set, deferrals will be treated as if they had been directed by Participants into various investment choices, as determined by the Committee. Allocation of investment choices within the FDA shall be made in increments of not less than 25% of a Participant's account balance. Participants may choose investments once each year.

V.       EARNINGS ON DEFERRALS

         The Company shall establish a "Deferral Account" in the name of the Participant on the books and records of the Company. The Account shall carry the amount of the deferrals, as made, plus any earnings thereon, as a liability of the Company to the Participant. A Deferral Account, PSA and/or FDA shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to this Plan.

         5.1 Phantom Stock Account. Deferrals into the Participant's PSA Deferral Account will be credited with cumulative appreciation and/or depreciation based on the price of Enron Corp. common stock. Dividend equivalents will be credited quarterly to the Participant's PSA Deferral Account and treated as if reinvested in Enron Corp. common stock.

         5.2 Flexible Deferral Account. Deferrals into the Participant's FDA Deferral Account will earn and be credited monthly with a fixed annual return of 9% (which is a monthly compounded rate of 0.720732%) during 1994 and 1995. Beginning in 1996 and thereafter, Participants will be asked to select
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investment funds for their account balances, and returns on Deferral Accounts will be based upon the performance of the Participant's investment choices, less an administrative fee. Investment options will include different levels of risk and return such as growth, balanced asset and bond funds, fixed interest accounts, etc.

         5.3 Statement of Accounts. The Committee shall submit to each Participant, within 120 days after the close of each plan year, a statement in such form as the Committee deems desirable setting forth the balance to the credit of such Participant in Participant's Deferral Account as of the last day of the preceding plan year.

         5.4     Change of FDA Elections.   Before and after commencement of
benefit payments under the Plan, a Participant with deferred compensation allocated to the FDA, may from time to time, but not more than once a month, according to written procedures adopted by the Committee, change his investment choices in the FDA.

         5.5 Deferrals of Non-Employee Directors. In the event a Participant, as a result of employment, business or professional interests of such Participant or Participant's spouse, becomes subject to restrictions on direct or indirect ownership of shares of Company stock arising from participation in the Plan, and submits to the Committee a written opinion of counsel in a form satisfactory to the Committee that the Participant's continued participation in the Phantom Stock Account would be deemed to be a material conflict of interest for business, employment or professional purposes for the Participant or Participant's spouse, then at the written request to the Committee by such Participant invoking the provisions of this Section 5.5, in a format acceptable to the Committee, such Participant may elect to transfer the Participant's credits in the Phantom Stock Account to a Flexible Deferral Account as of the last day of the month in which such election is received by the Committee, according to written procedures and guidelines established by the Committee for such purpose.

VI.      TIMING OF BENEFIT PAYMENTS

         Participants may elect a lump sum payout or periodic annual payouts from two years to 15 years following the event of retirement, disability, death or termination (except for cause). The period of benefit payments must be chosen at the time that the election to defer compensation is made and this election is irrevocable. A lump sum payment may be elected for 1994 deferrals or for any subsequent year of Plan participation. However, the length of a multi-year payout may be elected only one time, and that annual payment period shall apply to all subsequent deferrals for which a multi- year payout is desired. Not-withstanding any provision in this Article VI, or elsewhere in the Plan, with respect to Participants who are employed in states which impose state income tax on Plan benefits, the Committee may determine the amount, manner and/or time of payment of benefits under the Plan, including, but not limited to, a requirement of at least a ten year minimum payout period for Deferral Plan benefits.

VII. AMOUNT OF BENEFIT PAYMENTS

         7.1 Phantom Stock Account. The Participant or his survivors will have a choice at the start of the payout period as to the method of payment of the account balance. The two methods of payment are the "PSA Method" and the "Mid-Term Cost of Capital Method".

                 a. PSA Method. Under the PSA Method, the number of phantom shares in the account at the beginning of the payout period will be treated as if released in equal amounts over the payout period selected. The value of the shares, and resulting payment amount, will be based on the closing price of
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Enron Corp. common stock on the Friday before the date of payment.  Dividend equivalents will be paid annually based on the number of phantom shares remaining in the account.

                 b. Mid-Term Cost of Capital Method. Under the Mid-Term Cost of Capital Method, the accumulated value of the shares (account balance) at the beginning of the payout period will be paid in equal amounts over the payout period selected. Interest on the declining balance will be paid annually based on Enron's mid-term cost of capital, as established annually by the Committee. If the PSA Method is chosen at the beginning of the payout period, the Participant or his survivors may make one irrevocable election during the payout period to change to the Mid-Term Cost of Capital Method. The Participant cannot change from the Mid-Term Cost of Capital Method to the PSA Method once payout has started.

         7.2 Flexible Deferral Account. Payment of the account balance, as of the beginning of the payout period, will be made in equal annual amounts determined by dividing the account balance by the payout period selected. Earnings/losses will be applied to the Deferral Account during the payout period, based upon the investment choices made by the Participant or his survivors. Earnings on the declining account balance will be paid annually. Losses on the declining account balance will be deducted annually from the remaining account balance and may shorten the payout period. Payments will continue until the account balance reaches zero or the elected number of payments have been made, whichever occurs first.

VIII.  PAYMENTS AND BENEFITS

         8.1 Retirement Benefit. The Account balance shall be paid as elected by the Participant, with payments commencing by February 15 of the calendar year following Retirement. "Retirement" means, after attainment of age 55 with at least 5 years of service, a Participant's termination of employment and eligibility to receive benefits under the Enron Corp. Retirement Plan.

         8.2 Disability Benefit. The Account balance shall be paid as elected by the Participant by February 15 of the calendar year following onset of the Disability. "Disability" means a physical or mental condition of a Participant resulting from a bodily injury or disease or mental disorder which:
a) renders a Participant incapable of continuing the further performance of his normal employment activities with the Company and has been determined by the Committee to be totally and permanently disabled for purposes of receiving long-term benefits under a long-term disability plan maintained by the Company; or b) renders a Director incapable of continuing the further performance of his duties as a Director of the Board.

         8.3 Termination Benefit. The Account balance shall be paid as elected by the Participant in the event of termination, whether voluntary or involuntary (except termination for cause), with payments commencing by February 15 of the calendar year following Termination.

         8.4 Termination for Cause. Upon a Participant's Termination for Cause, the Participant shall be entitled to receive the elective deferred compensation credited to the Account; however, no interest shall be credited to the Account. If the termination is as the result of the Participant's fraud against or theft from the Company, the damages sustained by the Company shall be deducted from the amount payable under this Section 8.4. Payment shall be made in a single sum by February 15 of the calendar year following the date of Termination for Cause. The Participant shall have no further interest in the Account upon such termination of service and such payment. "Termination for Cause" shall mean termination of employment of Participant by the Company because of (1) conviction of a felony relating to or in connection with the Company or the Company's business; (2) willful refusal without proper legal cause to perform duties and responsibilities of employment; or (3) willfully engaging in conduct which the Participant has or reasonably should have reason to know is or will be materially injurious to the Company. Such termination shall be effected by notice thereof delivered by the Company to Participant and shall be effective as of the date of such notice; provided, however, that if
(a) termination is because of Participant's willful refusal without proper legal cause to perform any one or more of Participant's duties and responsibilities and (b) within seven days following the date of such notice Participant shall cease such refusal and shall use Participant's best efforts to perform such duties and responsibilities, the termination shall not be effective, and provided further, that the Company shall consult in good faith with Participant and provide an opportunity for Participant to be heard prior to the Company making a determination that any termination under (1), (2), or
(3) of this paragraph is Termination for Cause, and that failure to do so shall not constitute Termination for Cause.
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         8.5     Hardship Distribution.  The Committee has the authority to make or accelerate distributions on account of hardship. Participants must petition the Committee in writing for such distribution, which may be granted, in the sole discretion of the Committee, on account of unforeseeable circumstances causing urgent and severe financial hardship for the Participant. The types of circumstances which usually meet these criteria are accidents and illnesses, large theft and fire losses, severe financial reversals, and large personal judgments. The distribution amount shall be limited to a reasonable, necessary amount to eliminate the hardship. Notwithstanding anything to the contrary in this Section 8.5, hardship distribution from the Phantom Stock Account shall not be allowed by any Participant who is subject to Section 16(b) of the Securities Exchange Act of 1934.

         8.6 Death Benefit. If death of the Participant should occur prior to the commencement of any other benefits set forth in Section 8.1 - 8.4, the Participant's beneficiary shall receive the Account balances as elected at the time of the deferral election in lieu of any other benefits hereunder. If a Participant dies after benefits have commenced on an installment basis, any amounts unpaid pursuant to Section 8.1 - 8.4 shall be continued, in the manner elected by the Participant, to the beneficiary. Interest will continue to be paid on the Deferral Account during the period of distribution.

IX.      BENEFICIARY DESIGNATION

         9.1 Beneficiary Designation. Each Participant shall designate in writing a legal or natural person as Beneficiary to whom benefits hereunder are to be paid, if the Participant dies before receiving his entire Account. The beneficiary designation may be changed by the Participant from time to time.

         9.2 Amendments; Marital Status. If a Participant's compensation is community property, any designation other than the spouse made by a Participant then married shall not be valid or effective if any Beneficiary (or combination thereof) is to receive more than fifty percent (50%) of such Participant's aggregate benefits payable hereunder unless the spouse shall, in a writing delivered to the Committee, approve such designation. Subject thereto, any Beneficiary designation may be changed by a Participant by the written filing of such change by a Participant by the written filing of such change on a form prescribed by the Committee. The written designation of a new Beneficiary will cancel all beneficiary designations previously filed.

         9.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries of a Participant die before the Participant, or before complete payment of all amounts due hereunder, the Committee, in its discretion, may direct the Company to pay the unpaid amounts to one or more of such Participant's relatives by blood, adoption or marriage in any manner permitted by law which the Committee considers to be appropriate, including but not limited to payment to the legal representative or representatives of the estate of the last to die of Participant and Participant's designated beneficiaries.

         9.4 Incompetent. If, in the Committee's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may, until claim is made by a conservator or other person legally charged with the care of his or her person or of his estate, direct the Company to make payment to a relative or friend of such person for his benefit. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

X.       RIGHTS OF PARTICIPANTS

         10.1 Participants as General Creditors. Compensation deferred shall be part of the general assets of the Company. The Company shall not be required to segregate, set aside or escrow the compensation deferred, nor earnings credited thereon. With respect to benefits payable under this Plan, the Participants shall have the status of general creditors of the Company. Participants may look only to the Company and its general assets for payment of the Account.
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         10.2  Funding of Liabilities.  In its sole discretion, the Company may acquire insurance policies or other financial vehicles for the purpose of providing future Company assets to meet its anticipated liabilities under this Plan. Such policies or other investments, shall at all times be and remain unrestricted general property and assets of the Company. Plan Participants shall likewise have no rights, other than as general creditors, with respect to such policies or other acquired assets.

XI.      DEFERRED COMPENSATION TRUST

         11.1 Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan, the Company shall establish a trust in which to hold cash, insurance policies or other assets to be used to make or reimburse the Company for payments to the Participants of the benefits under this Plan, provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of the Company's insolvency.

         11.2 Trust Document. Participants shall be notified when the trust is established and a copy of the trust document will be made available to them on request.

         11.3 Liability. The Company and not the trust shall be liable for paying the benefits set forth in Section VIII. However, after its payment of benefits pursuant to this Plan, the Company may be reimbursed by the trust for the after-tax cost of the benefit payment, upon proof of payment and request for reimbursement.

         11.4 Payment of Benefits. Any payment of benefits made by the trust shall satisfy the Company's obligation to make such payment to the affected Participant.

XII. EFFECT ON OTHER BENEFITS

         Participation in this Plan may affect the Participant's benefit under other Enron Corp. Plans which are based on compensation.

         12.1 Retirement Plan. Benefits under the existing Enron Corp. Retirement Plan are based upon the Participant's actual earnings during the five years prior to retirement. If the Participant is deferring salary during the five years prior to retirement, Enron's existing Pension Program for Enron Corp. Deferral Plan Participants provides additional pension benefits equal to the difference between the amount of pension benefits that would have been paid had compensation not been deferred under this Plan and the actual qualified pension plan benefits. This also applies if the Participant is vested in the Enron Corp. Retirement Plan and terminates for reasons other than retirement.

         12.2 Savings Plan. Contributions which the Participant is entitled to make to the Enron Corp. Savings Plan are based on a percentage of the Participant's compensation. When electing to defer compensation under this Plan, it will reduce the Participant's income used in determining the amount of the Participant's compensation considered under the Savings Plan. Accordingly, the maximum dollar amount which the Participant will be entitled to contribute to the Savings Plan will be based on their compensation after deferral.

         12.3 Employee Stock Ownership Plan (ESOP). Participation in the Plan will impact the number of shares allocated to the Participant's ESOP accounts. Shares are allocated to the Participant's account in part based on the Participant's base salary. If the Participant has a salary deferral, the determination of the amount of ESOP shares to be allocated to a Participant's account will be based on their base salary after deferrals.
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XIII. CLAIMS PROCEDURE

         13.1 Claim. Any claim by a Participant or his Beneficiary (hereinafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") or is otherwise subject to payment pursuant to the terms of any plan, and for providing full and fair review of the decision on such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation
Section 503 thereof.

         13.2 Filing a Claim. Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

         13.3 Notice of Decision. Notice of a decision by the Committee with respect to a Claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Committee (or within ninety (90) days following the expiration of the initial ninety (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent provisions of the Plan on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his claim in accordance with the "Claims Procedure" provision, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

         13.4 Review of Claim. Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein, or if the Committee fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Committee in writing. The decision of the Committee shall be made within sixty (60) days following receipt by the Committee of the request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         13.5 Final Decision. For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.
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XIV.  MISCELLANEOUS PROVISIONS

         14.1 Non-assignability. Neither a Participant nor anyone claiming through him shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be non-assignable and non-transferable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of a Participant or anyone claiming through him or to any legal, equitable, or other proceeding or process for the enforcement of such claims.

         14.2 Right of Offset. Pursuant to the following provisions of this paragraph 14.2, the Company shall have a right to offset any benefit payable to a Participant under this Plan by an amount of money owed by Participant to the Company or subsidiary or claimed by the Company or subsidiary to be owed by Participant, for which (a) the Company or subsidiary shall file a lawsuit against Participant and (b) recover a judgment therefor. Upon the filing of such a lawsuit by the Company or a subsidiary against the Participant while benefits under the Plan are payable to Participant, benefits in the amount of judgment claimed in the lawsuit will be suspended until either a judgment is rendered in the lawsuit which is not subject to appeal, or the lawsuit is dismissed and such dismissal is not subject to appeal. If a final judgment is rendered in such lawsuit, then the party in whose favor the final judgment is rendered shall be entitled to petition the court and recover from the other party an amount of money equal to the reasonable costs and expenses of the successful party, including the fees and expenses of counsel, and court costs.

         14.3 Tax Withholding. Notwithstanding the provisions of Section XI, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code of 1986 or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

         14.4 Non-Secured Promise. The rights under this Plan of a Participant and any person or entity claiming through him shall be solely those of an unsecured, general creditor of the Company. Any insurance policy or other asset acquired or held by the Company shall not be deemed to be held by the Company for or on behalf of a Participant, or any other person, or to be security for the performance of any obligations hereunder of the Company, but shall, with respect to this Plan, be a general, unpledged, unrestricted asset of the Company. No assets held by any trust established under Section XI shall constitute security for the performance of any obligations hereunder.

         14.5 Independent of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, nor shall any provision hereof restrict the right of the Company to discharge a Participant, or restrict the right of a Participant to terminate his employment with the Company.

         14.6 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or a subsidiary and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Company or a subsidiary except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or a subsidiary or to interfere with the right of the Company or a subsidiary to discipline or discharge Participant at any time.

         14.7 Paragraph Headings. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

         14.8 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

         14.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

         14.10 Responsibility for Legal Effect. Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

         14.11 Committee Determinations Final. Each determination provided for in the Plan shall be made in the absolute discretion of the Committee. Any such determination shall be binding on all persons.

         14.12 Amendment. The Company may in its sole discretion amend the Plan from time to time. No such amendment shall adversely affect the rights of any Participant or beneficiary with respect to benefits under the Plan related to amounts previously deferred.

         14.13 Termination of the Plan at the Company's Option.
Notwithstanding any other provision of this Plan, the Company may terminate this Plan at any time if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the Company's cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Except with the consent of a Participant, no such termination shall adversely affect the rights of any Participant or beneficiary with respect to benefits under the Plan related to amount previously deferred. Notwithstanding, payment of benefits accrued under the Plan shall not be accelerated as a result of a Plan termination but shall continue to be paid in the normal forms provided for in the Plan.

         14.14 Adoption by Other Employing Companies. It is contemplated that other corporations, associations, partnerships or proprietorships, with the approval of Enron Corp., may adopt this Plan and thereby become an Employing Company hereunder. Any such entity, whether or not presently existing, may become, upon approval of Enron Corp., a party hereto by appropriate action of its board of directors or noncorporate counterpart. Adoption of and participation in the Plan by an Employing Company shall become effective only when it has been consented to and accepted by Enron Corp. either by the Directors or an agent or committee authorized by the Directors. An Employing Company may terminate its participation in the Plan at any time by appropriate action of its board of directors or equivalent governing authority and giving notice in writing thereof to the Committee. In addition, the Directors may, in their sole discretion, by appropriate action terminate an Employing Company's participation in the Plan at any time by giving written notice thereof to the Employing Company. The provisions of the Plan shall apply separately and equally to each Employing Company and its employees in the same manner as is expressly provided for Enron Corp. and its employees, except that the power to appoint or otherwise affect the Committee or the Trustee and the power to amend or terminate the Plan and Trust Agreement shall be exercised by Enron Corp. alone. Nevertheless, any Employing Company may, with the consent of Enron Corp., incorporate in its adoption agreement or in an amendment document specific provisions relating to the operation of the Plan, and such provisions shall become a part of the Plan as to such Employing Company only. Upon the transfer or change of employment of a Participant with Enron Corp. or other Employing Company to an affiliated employer of Enron Corp. (an employer in which Enron Corp. has a direct or indirect ownership or proprietary interest, as determined by the Committee) that is not an Employing Company, deferrals elected by a Participant under the Plan shall cease as of such transfer or change of employment, provided, however, for purposes of payments and benefits as provided for under part VIII of the Plan, employment shall be deemed to continue as long as such Participant is employed by an affiliated employer of Enron Corp. Any Employing Company may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, Enron Corp. may, in its discretion, terminate an Employing Company's Plan participation at any time.

         14.15 Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of this Plan and each Deferral Election shall inure to the benefit of and bind the Company, the Participants, their successors, assigns, and personal representatives. The terms successors and assigns as used herein shall include any corporate or other business entity which shall include any consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Enron Corp. and successors of any such corporation or other business entity.

         14.16 Controlling Law and Venue. The Plan shall be construed in accordance with the laws of the State of Texas to the extent not preempted by laws of the United States of America. Venue shall lie in Harris County, Texas.




Executed this 10th day of August, 1997, with the approval and authorization of the Board of Directors.

                                                ENRON CORP.


                                                By: /s/ PHILIP J. BAZELIDES
                                                   -----------------------------
                                                   Philip J. Bazelides
                                                   Vice President,
                                                   Compensation & Benefits
                                                   Enron



ATTEST:

/s/ PEGGY B. MENCHACA
--------------------------------
Peggy B. Menchaca
Vice President & Secretary

                               FIRST AMENDMENT TO
                         ENRON CORP. 1994 DEFERRAL PLAN
                    (As Restated Effective August 11, 1997)


         WHEREAS, Enron Corp. (the "Company") has heretofore adopted the Enron Corp. 1994 Deferral Plan (the "Plan"); and

         WHEREAS, the Board of Directors of the Company has determined and authorized that the Plan be amended;

         NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 1, 1998, Article VI of the Plan is deleted and the following is inserted in its place:

         "VI.  Timing of Benefit Payments.

         "6.1       Participant Elections.  Participants may elect a lump sum
         payout or periodic annual payouts from two years to 15 years following the event of retirement, disability, death or termination (except for cause). The period of benefit payments must be chosen at the time that the election to defer compensation is made (an "Initial Payout Election"). A lump sum payment may be elected for 1994 deferrals or for any subsequent year of Plan participation. However, the length of a multi-year payout may be elected only one time, and the annual payment period shall apply to all subsequent deferrals for which a multi-year payout is elected."

         6.2        Change of Participant Elections.

                    A. Subject to the consent of the Committee and the provisions of this Section 6.2, a Participant may change all of his or her Initial Payout Election(s), other than a multi-year payout election, on a form acceptable to the Committee (a "Revised Payout Election"), which Revised Payout Election shall supersede and replace all prior Initial Payout Elections previously made by the Participant with respect to all deferrals under the Plan, except those deferrals for which a multi-year payout election has been made; such Revised Payout Election shall apply to the Participant's aggregate accounts of deferral for which a multi-year payout election has not been made. In such Revised Payout Election, the Participant may designate a combination of lump sum and annual payments from 2 to 15 years following the event of retirement, disability, death or termination (except for cause) subject to approval of the Committee. If in the Revised Payout Election, the Participant wishes to elect a multi-year payout, and has previously made a multi-year payout election with respect to a deferral under the Plan, the Participant's Revised Payout Election will be restricted to the previous multi-year payout election.

                    B. Subject to the consent of the Committee and the provisions of this Section 6.2, from time to time, a Participant may change a previous Revised Payout Election with a new Revised Payout Election which shall supersede such previous election.

                    C. A Revised Payout Election shall not become effective until one full calendar-tax year (Jan 1 - December 31) has expired after such election has been received by the Committee, unless the Committee in its sole discretion accelerates the effectiveness of such Revised Payout Election. If a Revised Payout Election does not become effective, the previous effective election of the Participant shall control.

         6.3        Accelerated Distribution

         Notwithstanding any other provision of the Plan, subject to the consent of the Committee, a Participant may elect to receive, on a form acceptable to the Committee, a single sum distribution of all or a portion of the Participant's deferral accounts under the Plan, subject to the following penalties: ten percent (10%) of the elected distribution amount shall be forfeited and ninety percent (90%) of the elected distribution amount shall be paid to the Participant; and the Participant shall be suspended from participation in the Plan for thirty six (36) calendar months from the date of such distribution. All eligibility requirements must be met to reenter the Plan. The account balance shall be determined as of the last day of the month preceding the date on which the Committee receives the written request of the Participant. If approved by the Committee, the amount payable shall be paid in a single sum within sixty (60) days following the receipt of the participant's written request by the Plan Committee."

2. Effective January 1, 1998, Section 7.1 of the Plan is deleted and the following is inserted in its place:

         "7.1    Phantom Stock Account.

                 A. With respect to deferral elections of a Participant for calendar years prior to 1998, the Participant or his survivors will have a choice at the start of the payout period as to the method of payment of the account balance. The two methods of payment are the "PSA Method" and the "Mid-Term Cost of Capital Method".

                 1). PSA Method. Under the PSA Method, the number of phantom shares in the account at the beginning of the payout period will be treated as if released in equal amounts over the payout period selected. The value of the shares, and resulting payment amount, will be based on the closing price of Enron Corp. common stock on the Friday before the date of payment. Dividend equivalents will be paid annually based on the number of phantom shares remaining in the account.

                 2). Mid-Term Cost of Capital Method. Under the Mid-Term Cost of Capital Method, the accumulated value of the shares (account balance) at the beginning of the payout period will be paid in equal amounts over the payout period selected. Interest on the declining balance will be paid annually based on Enron's mid-term cost of capital, as established annually by the Committee. If the PSA Method is chosen at the beginning of the payout period, the Participant or his survivors may make one irrevocable election during the payout period to change to the Mid-Term Cost of Capital Method. The Participant cannot change from the Mid-Term Cost of Capital Method to the PSA Method once payout has started.

         Additionally, such a Participant or survivors may, subject to the consent of the Committee, elect to receive payment of the Participant's account balance in shares of Enron Corp. common stock on the condition that such election is made and is approved by the Committee before the Participant or survivors have an unconditional right to receive payment.

                 B. For deferral elections of a Participant for calendar years 1998 and thereafter, the Participant or his survivors will have no choice as to the method of payment of the account balance. Payment of the account balance shall be in the form of shares of Enron Corp. common stock according to the payout election of the Participant in effect at the time payment of the account balance commences, provided, however, a multi-year payout election shall be subject to adjustment as determined in guidelines adopted by the Committee and reflected in the Participant's deferral election agreement.

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Date: October 13, 1997

                                                  ENRON CORP.



                                                  By: /s/ PHILIP J. BAZELIDES
                                                     ---------------------------
                                                     Philip J. Bazelides
                                                     Vice President,
                                                     Compensation & Benefits
                                                     Enron

ATTEST:


/s/ PEGGY B. MENCHACA
--------------------------------
Peggy B. Menchaca
Vice President & Secretary